Exhibit 10.02

SERVICES AGREEMENT

This Agreement is made as of the ________ day of ________, 20__ between: (1) _________ (“Service Provider”) and (2) Millburn Ridgefield Corporation (“Millburn”) and Global Macro Trust (the “Fund”)

Recitals

A.	The Fund is a publicly offered commodity pool whose interests are registered with the Securities and Exchange Commission under the Securities Act of 1933.

B.	The Fund wishes to have Service Provider provide to Fund or on its behalf certain administrative services with respect to beneficial owners of the Fund’s Series [ ] Units ("Interest or Unit Holder(s)") which Service Provider has made available to Interest or Unit Holders through securities brokerage accounts carried by Service Provider on its own behalf or on behalf of its correspondents ("Correspondents").

C.	Service Provider agrees to provide such services in accordance with the terms and conditions set forth herein.

D.	Service Provider acts as broker for its customers to effect the purchase, redemption or exchange of Interests or Units of investment funds.

AGREEMENT

Therefore, in consideration of the mutual promises set forth herein, the parties agree as follows:

I.	Interest or Unit Holder Services

A.	Interest or Unit Holder Account Set-up and Maintenance

Service Provider shall maintain and provide to Correspondents adequate facilities and procedures to: (1) establish and maintain Fund investments on behalf of Interest or Unit Holders within a consolidated brokerage account(s) on the Service Provider transaction processing and recordkeeping system, and (2) access Interest or Unit Holders' current Fund information including, but not limited to, share balances, dividend information and transaction history.

B.	Interest or Unit Holder Assistance

Service Provider shall make available to Correspondents any information maintained by Service Provider as may be necessary for Correspondents to support and resolve Interest or Unit Holder servicing inquiries. Service Provider personnel will assist Correspondents in the investigation of Interest or Unit Holder inquiries when necessary. Service Provider will support Interest or Unit Holder service inquiries from Interest or Unit Holders who maintain brokerage accounts with Service Provider.

C.	Transaction Processing and Settlement

The Service Provider transaction processing system shall enable Interest or Unit Holders to purchase and redeem Interests or Units of Funds available through Service Provider. Service Provider shall facilitate settlement with Fund of Interest or Unit Holder transactions in such Fund insofar as such transactions are requested to Service Provider or Correspondents on behalf of Interest or Unit Holders. Transaction requests will be communicated via physical application and tender documents created and maintained by the Fund. Fund will not execute transactions in special custody accounts for the exclusive benefit of customers of Service Provider without explicit authorization from Service Provider. Investment, redemption, and distribution proceeds will be moved between parties via Federal Funds Wire in accordance with the Fund’s and Service Provider’s wire instructions.

D.	Interest or Unit Holder Account Statement Preparation and Distribution

With respect to each Interest or Unit Holder holding Fund investments through Service Provider, Service Provider shall deliver or cause to be delivered statements, in written or electronic format, to such Interest or Unit Holder at least quarterly. Statements will include transaction details for the statement period for each Fund in which Interests or Units were purchased or redeemed and a summary of the number of Fund Interests or Units owned and share value thereof as of the statement date to the extent such value is provided by the Fund.

E.	Confirmation Preparation and Distribution

Service Provider shall generate a written confirmation for each purchase and redemption transaction affecting each Interest or Unit Holder's Fund investments held through Service Provider to the extent such confirmation is required by federal security laws, and such confirmation shall be distributed to Interest or Unit Holders in written or electronic format through or on behalf of Service Provider or Correspondents.

F.	Payment of Fund Distributions

Service Provider shall distribute to Interest or Unit Holders all dividend, capital gain or other payments authorized by the Fund and distributed to and received by Service Provider, if any, and such distributions shall be credited to Interest or Unit Holders in accordance with the instructions provided by each Interest or Unit Holder, including, but not limited to, dividend reinvestment into the Fund or cash payments of distributions.

G.	Offering Memorandum Fulfillment

Prior to any Interest or Unit Holder’s acquisition of Interests or Units by purchase or transfer, the Fund shall provide, or shall cause a Selling Agent to provide in written or electronic form an Offering Memorandum for such Fund to the extent such Offering Memorandum is required by federal security laws. Subsequent to any Interest or Unit Holder's acquisition of Interests or Units by purchase or transfer, the Fund shall provide or cause a Selling Agent to provide to such Interest or Unit Holder annually, in written or electronic form, an Offering Memorandum for such Fund to the extent such Offering Memorandum is required by federal security laws with respect to such acquisition and is provided by the Fund to Service Provider or its designee.

The Fund and Millburn acknowledge and agree that Service Provider is not responsible for: (i) the compliance of any Offering Memorandum or supplement thereto, annual report, proxy statement or item of advertising or marketing material of or relating to any Fund, with any applicable laws, rules or regulations; (ii) the registration or qualification of any Interests or Units of any Fund under any federal or applicable state laws; or (iii) the compliance by any Fund or Fund/Agent or any "affiliated person" (as that term is defined in the rules under the Investment Company Act of 1940, as amended), with any applicable federal or state law, rule, or regulation or the rules and regulations of any self-regulatory organization with jurisdiction over such Fund, Fund/Agent or affiliated person.

H.	Account Level Tax Reporting

Service Provider shall provide to Interest or Unit Holders through Service Provider or Correspondent such reports and information as may be required by the then-prevailing laws and regulations under the Internal Revenue Code for non-retirement accounts and qualified and non-qualified retirement plan accounts. Millburn affirms that the Interests or Units are subject to IRS schedule K-1 reporting and acknowledges such reporting will be provided directly to the beneficial owners by the Fund or Millburn or their representatives.

II.	Representations and Warranties

A.	The Fund and Millburn each represent and warrant that:

(1)	it has the requisite authority to enter into this Agreement on its own behalf;

(2)           it is in conformity with all federal or state laws, rules or regulations or the rules and regulations of any self-regulatory organization to which it is subject;

(3)          all sales charges detailed in the Fund's Offering Memorandum are not excessive as defined by FINRA Rule 2310; and

(4)          the payment to Service Provider of any fees pursuant hereto:

(a)	has been duly authorized by the Fund, Millburn, its Board of Directors, or any other persons to the extent such authorization is required to properly make such payment;
(b)	is properly disclosed in the relevant Fund Offering Memorandum to the extent such disclosure may be required; and
(c)	is in conformity with all federal or state laws, rules or regulations or the rules and regulations of any self-regulatory organization to which the Fund or its agents are subject.

B.            Service Provider represents and warrants that:

(1)           it is a [Limited Liability Company] duly organized under the laws of the State of [Delaware] and is duly registered and/or qualified as a broker/dealer with the SEC, FINRA and in every state or territory of the United States of America (including the District of Columbia) where such registration or qualification is required and has the requisite authority to enter into this Agreement and to carry out the services contemplated herein;

(2)           the execution and delivery of this Agreement and the performance of the services contemplated herein have been duly authorized by all necessary corporate action on its part, and this Agreement constitutes the valid and binding obligations of Service Provider;

(3)           it is in material conformity with all federal, state and industry laws or regulations to which it is subject;

(4)           it has established an anti-money laundering compliance program, and that its implementation of the program complies in all material respects with applicable law and regulations; and

(5)           it has adopted policies and practices related to the protection of non-public personal information pursuant to SEC Regulation S-P. These policies and practices are designed to comply with Regulation S-P in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (i) ensure the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer.

C.            Each party hereto represents and warrants that it shall provide to the others such information or documentation necessary for such party to fulfill its obligations hereunder, such other information or documentation as any party may reasonably request, and that it shall comply with such operating policies and procedures as the parties may jointly adopt from time to time.

III.	Fees

Definitions. As used herein, these terms are defined as follows:

A.	Servicing Asset Based Fee

For the services provided by Service Provider hereunder, Millburn shall pay to Service Provider a fee with respect to each Fund, which fee shall be based upon a percentage per annum of the month end value of the aggregate number of Interests or Units of the Fund held by Service Provider for the accounts of customers of Service Provider and Correspondents. Such fee shall be calculated and paid in accordance with Exhibit A hereto.

B.	Start up Fees

Millburn shall pay to Service Provider a one-time start up fee (“Start Up Fee”) for Service Provider’s initial set up and preparation to support the Fund. The amount of the Start Up Fee is set forth on Exhibit A and shall be due and payable to Service Provider upon the earlier of: (i) 30 days from the execution of this Agreement; or (ii) the availability of any such Fund to customers of Service Provider and Correspondents. The identity and description of each Fund which is subject to this Agreement shall be set forth in Exhibit B, as amended from time to time.

C.	CUSIP Fee

Millburn shall pay to Service Provider a fee (“CUSIP Fee”) to add any Fund to Service Provider’s computer system in order to make such Fund available to customers of Service Provider and Correspondents. The amount of the CUSIP Fee is set forth on Exhibit A, and shall be due and payable to Service Provider upon the earlier of: (i) the date such fund is identified on Exhibit B; or (ii) the availability of such Fund to customers of Service Provider or Correspondents.

D.	Maintenance Fee

Millburn shall pay to Service Provider an annual maintenance fee (“Maintenance Fee”) with respect to certain Funds as set forth on Exhibit A.

As set forth in Exhibit A, fees described in this section III are subject to change. In the event of material changes to the scope of services provided hereunder, the parties agree to negotiate in good faith as to the appropriate amendment to the fees due Service Provider.

IV.	Indemnification

Millburn shall indemnify and hold harmless Service Provider and each officer, employee and agent of Service Provider from and against any and all claims, demands, actions, losses, damages, liabilities, or costs, charges, counsel fees, and expenses of any nature ("Losses") arising out of: (i) any inaccuracy or omission in any Offering Memorandum or supplement thereto, registration statement, annual report, or proxy statement of Fund; (ii) any inaccuracy or omission in any advertising or promotional material provided to, reviewed by, or generated by Fund; (iii) any breach by Fund or Millburn of any representation, warranty, covenant, or agreement contained in this Agreement; or (iv) any action taken or omitted to be taken by Service Provider pursuant to this Agreement, except to the extent such Losses result from Service Provider's breach of this Agreement, willful misconduct, or gross negligence.

Service Provider shall indemnify and hold harmless Fund and Millburn and their respective officers, employees and agents from and against any and all Losses arising out of: (i) Service Provider’s dissemination of information regarding Fund that contains any inaccuracies or omissions unless such information was provided to and reviewed by, or generated by, Fund or Millburn; (ii) any breach by Service Provider of any representation, warranty, covenant, or agreement contained in this Agreement; and (iii ) any Losses resulting from Service Provider's willful misconduct or gross negligence.

V.	Confidentiality

Each party acknowledges and understands that with respect to the activities described in this agreement any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information ("Proprietary Information") shared by one party with the other is confidential and proprietary, constitutes trade secrets of the owner of such Proprietary Information, and is of great value and importance to the success of the owner's business. The recipient of any such Proprietary Information agrees to use its best efforts (the same being not less than that employed to protect its own proprietary information) to safeguard any Proprietary Information received from the other party and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. The recipient of any such Proprietary Information shall not, without the prior written approval of any officer of the owner, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the recipient on a need-to-know basis or as may be required by law or regulation. The recipient of any such Proprietary Information shall promptly notify the owner in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. The recipient of any such Proprietary Information shall be liable under this Agreement to the owner for any use or disclosure in violation of this Agreement by it or its employees, attorneys, accountants, or other advisors or agents.

The recipient of such Proprietary Information shall not have any obligations under this Section V with respect to any information that is: (i) already known to the recipient or its affiliates at the time of the receipt; (ii) publicly known at the time of the receipt; or (iii) independently developed by the recipient or its affiliates. This Section V shall continue in full force and effect notwithstanding the termination of this Agreement.

VI.	Effective Date, Duration and Termination

With respect to the Fund, this Agreement shall become effective upon the earlier of: (i) the date such Fund is identified on Exhibit B, as amended from time-to-time; or (ii) the availability of the Fund to customers of Service Provider and/or Correspondents. The Fund and Millburn represent that prior to the effective date, if the Fund or Millburn requires any approval of this Agreement, such approval has been obtained. If the Fund requires any periodic approval of this Agreement, such approval has been obtained. The Agreement shall continue in force for one year; thereafter, this Agreement shall remain in full force and effect for successive annual periods, unless earlier terminated.

This Agreement is terminable as to any Fund by any party upon 60 days’ written notice thereof to the other parties or upon default hereof provided that such default shall not terminate this Agreement to the extent the defaulting party has been notified of such default by the non-defaulting party and the defaulting party cures such default within 10 business days of notice of such default.

After the date of termination as to any Fund, no fee will be due with respect to any Interests or Units of such Fund that are first placed or purchased in Service Provider or Correspondent customer accounts after the date of such termination. However, notwithstanding any such termination, Millburn will remain obligated to pay Service Provider the fee as to each share of such Fund that was considered in the calculation of the fee as of the date of such termination, for so long as such share is held in the Service Provider or Correspondent account. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to Interests or Units for which a fee continues to be due subsequent to such termination.

VII.	Miscellaneous

A.	Suspension of Availability

Notwithstanding any other provision of this Agreement, Service Provider may suspend the availability of any Fund for purchases, redemptions or exchanges by Interest or Unit Holders for any reason, including but not limited to, court order or regulatory concerns.

B.	Custody

Millburn and the Fund acknowledge that Fund Interests or Units maintained by the Fund for Interest or Unit Holders hereunder are held in custody for the exclusive benefit of customers of Service Provider or its Correspondents and shall be held free of any right, charge, security interest, lien or claim against Service Provider in favor of the Fund or its agents acting on behalf of the Fund. Accordingly, Fund must confirm such acknowledgment in Exhibit C.

C.	Use of Service Provider Name

The Fund will not, nor will Fund’s general partner cause or permit the Fund to, describe or refer to the name "__________" or any derivation thereof or any affiliate thereof, or to the services or relationship contemplated by this Agreement in any advertisement or promotional materials or activities without the prior written consent of an authorized officer of Service Provider, provided, however, that once Service Provider has authorized generic references of the availability of the Funds through Service Provider or its affiliates, said generic references shall not be subject to prior written consent.

D.	Non-exclusivity

Each party acknowledges that each other party, unless otherwise agreed to in writing, may enter into agreements similar to this Agreement with other parties for the performance of services similar to those provided under this Agreement.

E.	Force Majeure

Neither Service Provider nor its affiliates shall be liable to Fund or Millburn for any damage, claim or other loss whatsoever caused by circumstances or events beyond its reasonable control.

F.	Arbitration

In the event of a dispute between Service Provider and Millburn and/or the Fund relating to or arising out of this Agreement or the relationship of the parties hereto, the parties will submit the matter to arbitration in accordance with this sub-section:

(a)	Arbitration will be held in accordance with the rules and regulations of the FINRA Code of Arbitration Procedure, except, (i) in the event that the FINRA is unwilling to accept jurisdiction of the matter, such arbitration will be held in accordance with the rules and regulations of the American Arbitration Association under the Commercial Arbitration Procedures then in effect, and (ii) in the event that a non-party to this Agreement brings an arbitration against Fund or Service Provider relating to or arising out of this Agreement, then the parties agree to arbitrate in whichever arbitration forum such arbitration is brought. In the event that (i) a non-party initiates a judicial proceeding against Fund or a Fund Selling Agent relating to, or arising out of, this Agreement, (ii) such claim cannot be compelled to arbitration, and (iii) either party asserts a claim against the other party in connection with such proceeding, then the parties agree to submit to the jurisdiction of the court in that judicial proceeding.

(b)	If the arbitration is brought by one of the parties hereto, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of the FINRA Code of Arbitration Procedure or American Arbitration Association under the Commercial Arbitration Procedures then in effect, as appropriate. The arbitrators shall be attorneys specializing in securities law. Any award of the arbitrators will be limited to compensatory damages and will be conclusive and binding upon the parties. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

(c)	Each party will bear its own expenses, including legal and accounting fees, if any, with respect to the arbitration. The arbitrator will designate the party to bear the expenses of the arbitration or the respective amounts of such expense to be borne by each party. Any costs, fees or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of the award.

(d)	Nothing in this Section will prevent either party from resorting to judicial proceedings or otherwise for injunctive relief to prevent serious irreparable harm or injury to a party or to others

G.	Notices

All notices and communications required or permitted by this Agreement shall be in writing and delivered personally or sent by first class mail or federal express unless otherwise agreed. All such notices and other communications shall be made:

if to Service Provider, to:

[______________]

if to Fund or Millburn, to:

Millburn Ridgefield Corporation

2 International Drive, Suite 140

Rye Brook, NY 10573

Attention: Eileen Grace

Copy to:

Millburn Ridgefield Corporation

55 West 46th Street, 31st Floor

New York, NY 10026

Attention: Gregg Buckbinder

H.	Amendments

This Agreement and any Exhibits hereto other than Exhibit A may be amended only upon the written agreement of the parties in an amendment to the existing Agreement and Exhibits.

I.	Entire Agreement

This Agreement, including any Amendments and Exhibits hereto, contains the entire agreement of the parties as to the subject matter hereof and supersedes any prior agreements, written or oral.

J.	Non-Assignability / Choice of Laws

This Agreement may not be transferred or assigned by Milburn, the Fund or Service Provider, and shall be construed in accordance with the laws of New York.

K.	Severability

Every provision in the Agreement is intended to be severable, and if any term or provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not effect the validity of the remainder hereof.

L	Counterparts Permitted

The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

M.	Dealer Agreement Waiver

By signing this Agreement, the Fund verifies that Fund does not require an executed Dealer Agreement from Service Provider in connection with the services to be provided hereunder.

N.	Product/Operational Attributes

Service Provider, Millburn and Fund acknowledge the following attributes related to the structure of the Fund:

(a)	The Fund will require a completed application or subsequent investment form as authorization for all purchases, both new and additional, of the Fund. No trade will be placed in the Fund without a completed account application being on file.

(b)	The Fund is available for subscriptions each calendar month. The Fund shall provide, or shall cause a duly authorized Selling Agent to provide, the subscription documents to each underlying investor. Fund will provide details in advance of any actual subscription if elected by any Service Provider participant. The Fund acknowledges all proceeds for Service Provider accounts related to the subscription, including “hold back” payments, if applicable, will be paid in accordance with wire instructions provided by Service Provider. Upon receipt of the trade confirmation and proceeds, Service Provider will process the requested subscription.

(c)	The Fund will provide to Service Provider the estimated Net Asset Value (“NAV”) on a [daily/weekly] basis and actual NAV on a monthly basis. Service Provider will update its pricing systems at least one time each month.

(d)	The Fund will provide Service Provider with a monthly reconciliation file that will include statement date, Service Provider Tax ID, Fund description, Fund CUSIP, Service Provider Interest or Unit Holder account number, Interest or Unit Holder name, Fund units, account ownership type, Interest or Unit Holder Social Security Number, and statement date’s NAV.

(e)	The Fund will provide Service Provider with a monthly trade and transfer settlement activity file that will include Service Provider Tax ID, Fund description, Fund CUSIP, Service Provider Interest or Unit Holder account number, Interest or Unit Holder name, Interest or Unit Holder Social Security Number, settlement date, Fund units, investment amount, purchase/redemption NAV, and transaction type.

(f)	The Fund will provide Service Provider with a distribution file, commensurate with any dividend or capital gain payments made by the Fund, that will include Service Provider Tax ID, Interest or Unit Holder Social Security Number, Interest or Unit Holder name, distribution amount, reinvested units, Service Provider Interest or Unit Holder account number, reinvestment price, Fund CUSIP, and Federal Funds wire reference number. The Fund/Agent acknowledges all proceeds for Service Provider accounts related to distributions, will be paid in accordance with wire instructions provided by Service Provider

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written below.

Global Macro Trust.	[Service Provider]

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Millburn Ridgefield Corporation

By:
Name:
Title:
Date:

EXHIBIT A

FEE SCHEDULE

1.	Start Up Fee:	$ [ ]

2.	CUSlP Addition Fee:	$ [ ] (per CUSIP not already available on Service Provider’s computer system as of the execution date of this Services Agreement)

3.	Servicing Asset Based Fee:

(a) For the services provided by Service Provider hereunder, Millburn shall pay to Service Provider a fee with respect to each Fund, calculated at least monthly and paid monthly in arrears, equal to [0.__] percent per annum of the market value of the total number of Interests or Units of such Fund held in accounts at Service Provider (determined by multiplying the number of such Interests or Units times the month-end publicly reported net asset value of each share), excluding the value of (i) Interests or Units held in a brokerage account prior to the effective date of the Agreement as to the Fund issuing such Interests or Units ("Pre-Participating Assets"), and (ii) Interests or Units first placed or purchased in a brokerage account after the termination of the Agreement as to the Fund issuing such Interests or Units. The total number of Interests or Units of all Funds with respect to which a fee will be due to Service Provider hereunder shall be referred to in this Exhibit A as "Participating Assets".

(b) After each month-end, Service Provider shall send to Millburn a statement of the month end Net Assets of Interests or Units of the Fund for which the fee is calculated for the preceding month, together with a statement of the amount of such fee. In the calculation of such fee, Service Provider's records shall govern unless Millburn can demonstrate that the number of Interests or Units or Fund price(s) used in such calculation is inaccurate.

(c) Millburn shall pay to Service Provider such fee within 30 days after the end of the calendar month, provided Millburn's receipt of such statement. Such payment shall be by wire transfer or other form acceptable to Service Provider and shall be separate from payments related to redemption proceeds and distributions.

4.	Maintenance Fees:

Each Fund will be subject to a per Fund annual fee based on December brokerage month-end assets in accordance with the following schedule:

Fund Assets	Annual Fee

less than $2.5 million	$	[ ]
$2.5 million - $5.0 million	$	[ ]
greater than $5.0 million		-0-

The annual Maintenance Fee shall be waived if such Fund has been included on Exhibit B and subject to the terms of this Agreement for less than 12 months prior to the fee calculation date. Service Provider will not charge Fund an annual Maintenance Fee if the average assets per Fund exceeds $5 million (as measured by dividing the total market value of all Fund Interests or Units subject to this Agreement as of December month-end by the total number of Funds subject to this Agreement).

Upon 30 days’ prior written notice to Millburn, Service Provider may change, amend or waive any fee or the method of payment thereof under this Agreement. Service Provider may issue to Millburn and the Fund a new or replacement Agreement or Exhibit A. Such change, amendment or waiver shall be effective on the date stated in such notice. The acceptance by Millburn on behalf of the Fund of any order after the date stated in such notice shall represent Millburn's agreement to pay such fees to Service Provider.

The aggregate of all of the above fees will not exceed 3.1667% of the gross offering proceeds of the Fund Interests or Units subject to this Agreement. Pursuant to FINRA Rule 2310, the aggregate amount of underwriter compensation paid from any source will not exceed 10% of gross offering proceeds of the Fund.

EXHIBIT B

I.	Funds Participating in No Transaction Fee Fund Program (Fees as set forth in Exhibit A)

	Fund Name	CUSIP	Trading Symbol

1.	Global Macro Trust	37943M 10 3

2.

3.

4.

5.

6.

7.

8.

9.

10.

EXHIBIT C

[Date]

Re: Custody of Uncertificated Units of Beneficial Interest; SEC Rule 15c3-3

Dear Sirs

____________ (“Service Provider”), a registered broker-dealer under the Securities and Exchange Act of 1934 (“the Act”), has been asked to establish special custody accounts for the benefit of our customers (“account(s)”) in Global Macro Trust ("Fund"). Pursuant to an interpretation of subparagraph (c)(1) of Rule 15c3-3 (17 CFR 240.15c3-3), we are required to obtain the following affirmations from the Fund to demonstrate possession and control of said interests.

Accordingly, Service Provider requests that you confirm the following:

a)	Each such account contains only customer’s securities and is carried free of any right, charge, lien or claim of any kind in favor of the Fund or any person claiming through the Fund; and
b)	Each such account will be registered as “Special Custody Account for the Exclusive Benefit of Customers of ______________”;
c)	The Interests in the Fund are registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933; and
d)	The Fund shall inform Service Provider if the Fund experiences substantial problems of an operational nature which may endanger the interests of Service Provider customer(s).

Please confirm the preceding provisions by signing as indicated below and returning this original to my attention at the Service Provider address listed above. .

Sincerely,

_____________

CONFIRMED BY:

Name:
Title:
Date:

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